Exhibit 99.1

CVR Partners Announces Notice of Full Redemption
for its 9.250% Senior Secured Notes Due 2023

SUGAR LAND, Texas (February 7, 2022) – CVR Partners, LP (“CVR Partners”) (NYSE: UAN) today announced that CVR Partners and its indirect wholly owned subsidiary, CVR Nitrogen Finance Corporation (together with CVR Partners, the “Issuers”), delivered a notice of full redemption for the remaining balance of the Issuers’ outstanding 9.250% Senior Secured Notes due 2023 (the “2023 Notes”) at a par redemption price, plus accrued and unpaid interest on the redeemed portion of the 2023 Notes, to be redeemed on February 22, 2022. As of February 7, 2022, there was outstanding an aggregate principal amount of $65 million of the 2023 Notes. Wilmington Trust, National Association is the trustee for the 2023 Notes and is serving as the paying agent for the full redemption.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, the statements regarding the redemption of the 2023 Notes in whole, part or at all. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
281-207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
281-207-3516
MediaRelations@CVRPartners.com